Exhibit 99.1

EARNINGS RELEASE

For Immediate Release
Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY REPORTS FIRST QUARTER RESULTS.

NORWALK, CT., October 21, 2009 – Bolt Technology Corporation (NASDAQ: BOLT) today announced financial results for the first quarter of fiscal year 2010, the three months ended September 30, 2009.

For the quarter ended September 30, 2009, sales amounted to $7,033,000 compared to $11,263,000 for the first quarter last year.  Net income for the quarter amounted to $1,178,000 ($0.14 per share) compared to $2,280,000 ($0.27 per share) for the first quarter last year.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “Our operating results for the first quarter of fiscal 2010 reflect the impact of lower marine seismic exploration activity caused by the global economic slowdown. Despite the backdrop of lackluster industry conditions which resulted in a 38% decrease in our first quarter sales compared to last year’s first quarter, all three of our reportable segments—Seismic Energy Sources, Underwater Cables and Connectors and Seismic Energy Source Controllers—operated profitably and we reported earnings before income taxes of over $1,700,000.  Our strong balance sheet, including cash and short-term investments of almost $34,000,000, enhances our ability to withstand the current low level of marine seismic exploration activity and to pursue acquisition opportunities.”

Mr. Soto continued, “We are hopeful that recent indications of an economic recovery will continue and that operating results during the remainder of fiscal 2010 will show improvement over the first quarter.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic acquisition equipment used for offshore exploration for oil and gas. The Company operates in three segments: “Seismic Energy Sources,” “Underwater Cables and Connectors” and “Seismic Energy Source Controllers.”

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These include statements about anticipated financial performance, future revenues and earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions and (vii) other risks detailed in the Company’s filings with the Securities and Exchange Commission.  The Company believes that forward-looking statements made by it are based on reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,”  “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2009	2008

Sales	$7,033,000	$11,263,000
Costs and expenses	5,331,000	7,862,000
Income before income taxes	1,702,000	3,401,000
Provision for income taxes	524,000	1,121,000
Net income	$1,178,000	$2,280,000

Earnings per share (diluted)	$0.14	$0.27

Average shares outstanding (diluted)	8,622,000	8,596,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,			September 30,
	2009	2008		2009	2008

Assets			Liabilities and Stockholders’ Equity
Current Assets			Current Liabilities
Cash and cash equivalents	$32,752,000	$20,337,000	Accounts payable	$609,000	$2,126,000
Short term investments	1,000,000	-	Accrued expenses	2,248,000	2,004,000
Accounts receivable	6,485,000	9,772,000	Income taxes payable	591,000	1,153,000
Inventories	13,790,000	16,255,000		3,448,000	5,283,000
Other	761,000	429,000
	54,788,000	46,793,000
Property and equipment	4,103,000	4,424,000
Goodwill	10,957,000	10,330,000
Other intangible assets	1,172,000	1,412,000
Other	197,000	220,000	Stockholders’ equity	67,769,000	57,896,000
	$71,217,000	$63,179,000		$71,217,000	$63,179,000

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